Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Advent Technologies Holdings, Inc. (f/k/a AMCI Acquisition Corp.) (the “Company”) on Form S-8 of our report dated March 26, 2021 except for the effects of the restatement discussed in Note 1, Note 8, Note 9, and Note 10 as to which the date is May 19, 2021, with respect to our audits of the financial statements of AMCI Acquisition Corp. as of December 31, 2020 and 2019 and for the years then ended appearing in the Annual Report on Form 10-K of AMCI Acquisition Corp. for the year ended December 31, 2020. We were dismissed as auditors on February 4, 2021 and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the period after the date of our dismissal.

/s/ Marcum llp

Marcum llp
New York, NY
June 9, 2021